Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Daniel Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

Chief Operating Officer Updates ERHC Energy Inc. Shareholders

HOUSTON, February 25, 2009 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today issued the following update on Company activities from Peter Ntephe, chief operating officer.

To ERHC Shareholders:

Greetings from Abuja, Nigeria, where I am part of the team representing ERHC Energy at the 9th Nigeria Oil & Gas Exhibition and Conference (NOG9). I am pleased to update the ERHC Energy family once again on the company’s recent progress.

This is the second year that ERHC has been the registration sponsor of NOG, which provides great visibility among the thousands who represent oil and gas companies from around the world. We are taking this opportunity to share ERHC’s story, examine potential business opportunities and forge relationships.

I am writing while on the road because ERHC Energy today is reporting the findings of an independent assessment of the Company’s unrisked and risked prospective resources in three of the six Joint Development Zone (JDZ) Blocks in which we have interests. The report was prepared by independent engineering firm Netherland Sewell and Associates, Inc. It examines oil prospects in JDZ Blocks 2, 3 and 4.

	Unrisked Prospective Resources
	Low Estimate (P90)		Best Estimate (P50)		High Estimate (P10)
Prospect	Oil (MBBL)	Gas (MMCF)	Oil (MBBL)	Gas (MMCF)	Oil (MBBL)	Gas (MMCF)
JDZ 2	40,577	45,742	77,007	93,948	119,476	150,706
JDZ 3	18,045	21,092	27,343	32,953	37,877	46,378
JDZ 4	150,990	157,133	231,667	245,308	319,434	342,658
Total(1)	209,612	223,966	336,017	372,210	476,787	539,742

	Risked Prospective Resources
	Low Estimate (P90)		Best Estimate (P50)		High Estimate (P10)
Prospect	Oil (MBBL)	Gas (MMCF)	Oil (MBBL)	Gas (MMCF)	Oil (MBBL)	Gas (MMCF)
JDZ 2	19,492	22,334	38,334	47,908	60,320	78,150
JDZ 3	5,807	6,817	8,751	10,543	12,094	14,771
JDZ 4	58,666	56,244	88,437	86,282	120,297	118,961

Total(1)	83,965	85,396	135,523	144,733	192,710	211,882

(1) Totals are the arithmetic sum of multiple probability distributions. Totals may not add because of rounding.

Below is a brief glossary of what the terms mean:

Oil volumes are expressed in thousand of barrels (MMBL).

Gas volumes are expressed in millions of cubic feet (MMCF).
Prospective resources are those quantities of petroleum estimated as of a given date, to be potentially recoverable from undiscovered accumulations. This report examines ERHC’s prospective resources as of December 31, 2008.

Unrisked prospective resources are the volumes estimated to be recoverable in the case of a successful petroleum discovery being made.

Risked prospective resources are calculated by multiplying the unrisked resources by the geological chance of success to account for the risk of drilling an unsuccessful exploration well.

P90 - The quantity for which there is a 90 percent probability that the quantities actually recovered will equal or exceed the estimate.

P50 - The quantity for which there is a 50 percent probability that the quantities actually recovered will equal or exceed the estimate.

P10 - The quantity for which there is a 10 percent probability that the quantities actually recovered will equal or exceed the estimate.

The data in this report is extremely important in helping to assess the value of ERHC’s assets in the Gulf of Guinea. In fact, the NSAI assessment will also be used by investment analysts to evaluate ERHC’s holdings and real net worth. Netherland Sewell used the latest assessment tools and techniques to provide the highest level of accuracy possible short of drilling.

On the exploration front, I can report that progress is being made in the effort to secure a deepwater drill ship – the so-called rig of opportunity. Our technical partners will take the lead in announcing any breakthroughs but we are pleased to be seeing action and are confident that exploration will commence in the coming months in at least one JDZ Block in which ERHC has interests.

Our technical partners Addax Petroleum and Sinopec Corp. have also contracted the deepwater drill ship Aban Abraham. It has been frustrating to endure the several postponements on the ship’s availability, which has prompted our partners to seek other solutions to prevent further delay.  We expect that the Aban Abraham will be available before the end of the year.

We continue to operate cautiously in the current global economic environment. Our cost containment strategies helped to reduce the Company’s net loss during the first quarter by nearly 27 percent from the same period a year ago. General and administrative expenses during the first quarter decreased by more than 30 percent. Unlike many other companies large and small, ERHC has ample cash assets totaling more than $31 million as of December 31, 2008.

Our strong financial position has made it possible for ERHC to resume implementation of management’s growth strategy although we have had to scale down the level of activity we were looking to undertake. The treacherous financial climate has created difficulties for some companies, and we are examining certain opportunities in which our financial strength could be mutually beneficial. It is important to understand that we are proceeding cautiously.

Finally, I want to address those who have asked if we are planning an Annual General Meeting this year. We intend to hold the AGM before the end of our fiscal year but have put it back for the time being so as to concentrate our resources on activities that enhance shareholder value.  Until then, we shall employ cost-efficient means of communicating the Company’s progress to our shareholders and the investment community.  We encourage you to submit your questions to us and we will do our best to answer as many as we can in a future update. Submit questions to Dan Keeney, our investor relations representative at dan@dpkpr.com.

ERHC Energy remains focused on enhancing value for the benefit of its shareholders.   Thank you for your continued trust and support.

Sincerely,

Peter Ntephe
Chief Operating Officer

This document contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this document. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.